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                                                                   EXHIBIT 23.1


                          INDEPENDENT AUDITORS' CONSENT



     We consent to the incorporation by reference in the registration statement (Nos. 33-48411, 33-63638, 33-91074, 333-06130, 333-12621 and
     333-06054) on Form S-8 and (Nos. 33-68144 and 33-75878) on Form S-3 of
     Activision, Inc. of our report dated May 18, 1997, relating to the consolidated balance sheet of ACTIVISION, INC. and Subsidiaries as of March 31, 1997 and the related consolidated statement of operations, changes in shareholders equity, and cash flows for the year then ended, and the related financial statement schedule for the year ended March 31, 1997, which report appears in the March 31, 1997 annual report on Form 10-K of ACTIVISION, INC.


     KPMG Peat Marwick, LLP

     Los Angeles, California
     June 13, 1997